CURRENT REPORT FOR ISSUERS SUBJECT TO THE

1934 ACT REPORTING REQUIREMENTS

FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

October 18, 2006

Date of Report

(Date of Earliest Event Reported)

Endo Networks, Inc.

(Exact name of registrant as specified in its charter)

Nevada		75-2882833
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2624 Dunwin Drive, Unit #3

Mississauga, Ontario, Canada L5l 3T5

(Address of principal executive offices (zip code))

(905) 820-8800

 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01: Entry into a Material Definitive Agreement

Section 8 – Other Events

Item 8.01: Other Events

On October 18, 2006, we entered into a definitive Share Exchange Agreement to acquire Hangson Limited, a British Virgin Islands corporation, pursuant to which we would acquire all of the outstanding common stock of Hangson in exchange for newly-issued stock to Hangson’s shareholders.  The closing of the Share Exchange remains contingent upon the satisfaction of a number of material conditions, and as a result, the closing of the Share Exchange has not yet occurred.  If the conditions to be satisfied are not fully met in a timely fashion, the transaction described in this report may not occur.

Once the Share Exchange closes, Hangson will become our wholly owned subsidiary, and Hangson’s shareholders will own the majority of our voting stock. To accomplish the Share Exchange, we will issue an aggregate of 26,000,000 shares of our common stock in exchange for all of the issued and outstanding capital stock of Hangson.  The shares to be issued will only be issued to accredited investors pursuant to a claim of exemption under Section 4(2) of the Securities Act of 1933, as amended, for issuances not involving a public offering. A copy of the Share Exchange Agreement is filed as an exhibit to this Form 8-K and is incorporated in its entirety herein.  The foregoing description is modified by such reference.

Pursuant to the terms of the Share Exchange Agreement, Hangson’s officers and directors will be appointed as our new offices and directors as follows: Baowen Ren will be appointed as our Chief Executive Officer, President and Chairman of our Board of Directors; Caixia Peng will be appointed as our Chief Financial Officer; and, Wenjie Zhang and Peng Zhou will be appointed as directors; Peter B. Day will resign as our President, CEO and sole director.  Additionally, immediately prior to the Closing, Peter B. Day will cancel 715,500 of the 915,500 shares of our common stock that he owns; three of our other shareholders will cancel a total of 438,850 shares of our common stock that they own.

After the Share Exchange, Hangon’s shareholders will own approximately 85% of our common stock and a finder to this transaction will own approximately 7% of our common stock; the balance of our common stock will be held by those who held our shares prior to the Share Exchange. Therefore, the closing of the Share Exchange will cause a change in control.  However, as stated previously, the Closing is contingent upon the satisfaction of a number of conditions, and as a result, the Closing of the Share Exchange has not yet occurred and there has not yet been a change in our control.  Moreover, if the conditions to be satisfied are not fully met in a timely fashion, the transactions described in this report may not occur and there will not be a change in our control.

The Closing is subject to customary closing conditions, including that our Board of Directors approve the Share Exchange Agreement and that the New O fficers and Directors are approved for appointment as our officers and directors. The Closing is also conditioned upon Hangson’s completion of its financial statements and other information required under Item 2.01(f) of Form

8-K.  Additionally, Hangson must complete its due diligence investigation of our company prior to Closing.   Since the Share Exchange will cause a change of control, our Board of Directors must approve the appointment of Baowen Ren, Caixia Peng, Wenjie Zhang and Peng Zhou prior to Closing, however, such appointments will not become effective until the expiration of the 10-day period beginning on the later of the date that we file an Information Statement with the SEC pursuant to Rule 14f-1 promulgated under the Exchange Act or the date of mailing such Information Statement to our stockholders.  Simultaneous with the new appointments, Peter B. Day, our President, CEO and sole director will resign.

Another condition to Closing was that we affect a 1 for 5 reverse split of our common stock, which is effective as of October 17, 2006 ..  Our Board of Directors approved the Reverse Split in June 2006 and a majority of our stockholders approved it at our annual shareholder meeting on September 5, 2006.  In conjunction with the Reverse Split, we received a new cusip number: 29265T 20 4 and received a new OTC:BB trading symbol: EDNW ..  Pursuant to the Reverse Split we now have 2,544,073 shares of common stock issued and outstanding, plus an additional 837,000 shares issued pursuant to certain anti-dilution provisions contained in agreements we have with two of our consultants.  Once the cancellation of shares, as described above, takes effect, we will have a total of 2,226,723 shares of common stock outstanding.   After the Closing, we will have 28,226,723 shares of common stock issued and outstanding.

Section 9 – Financial Statements and Exhibits

Item 9.01:  Financial Statements and Exhibits

 (c) Exhibits

Exhibit No.

Description

10.1	Form of Share Exchange Agreement by and among the Registrant, Hangson Limited, the shareholders of Hangson Limited, Peter B. Day, Dean T. Hiebert and Charles Smith, dated October 18, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 18, 2006		Endo Networks, Inc.

	By:	/s/ Peter B. Day Peter B. Day Chief Executive Officer